Exhibit 23(2)

DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244

February 26, 2024
Hess Corporation
1185 Avenue of the Americas
New York, New York 10036
Ladies and Gentlemen:

We hereby consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton as an independent petroleum engineering consulting firm, to references to our report of third party dated February 7, 2024, containing our opinion on the estimated proved reserves, as of December 31, 2023, attributable to certain properties in which Hess Corporation has represented it holds an interest (our “Report”) under the heading “Proved Oil and Gas Reserves–Reserves Audit,” and to the inclusion of our Report as an exhibit in Hess Corporation’s Annual Report on Form 10-K for the year ended December 31, 2023. We also consent to all such references, including under the heading “Experts,” and to the incorporation by reference of our Report in the Registration Statements filed by Hess Corporation on Form S-3 (No. 333-253681) and Form S-8 (No. 333-43569, No. 333-150992, No. 333‑167076, No. 333-181704, No. 333-204929, No. 333-219113, and No. 333-257070).

Very truly yours,

/s/DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716